UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2018

IDEAL POWER INC.

(Exact name of registrant as specified in charter)

Delaware	001-36216	14-1999058
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

4120 Freidrich Lane, Suite 100

Austin, Texas 78744

(Address of principal executive offices, including zip code)

(512) 264-1542

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☒  Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

The disclosure under Item 5.02 below with respect to Dr. Lon E. Bell’s Employment Agreement is incorporated by reference into this Item 1.01.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 27, 2018, Ideal Power Inc. (the “Company”) entered into an Employment Agreement with Dr. Lon E. Bell, effective April 16, 2018, to confirm Dr. Bell’s terms as Chief Executive Officer and President of the Company (the “Employment Agreement”). Dr. Bell also currently serves as Chairman of the Board of Directors of the Company (the “Board”).

Dr. Bell’s initial base salary under his Employment Agreement is $45,760 per year, subject to annual review and adjustment at the discretion of the Board. Dr. Bell is also eligible to receive bonus equity awards in the form of stock options and/or other equity in the Company (the “Bonus Equity”). The Bonus Equity will be based on Dr. Bell’s achievement of certain performance standards and goals established by the Compensation Committee of the Board in consultation with Dr. Bell. Given the retention aspects of the Bonus Equity, the Bonus Equity (i) will not be earned unless Dr. Bell is employed on the day of pay-out and (ii) is subject to all applicable equity incentive plan documents and award agreements.

Additionally, in accordance with the Employment Agreement, on April 27, 2018, the Compensation Committee of the Board approved the grant of an option to purchase 300,000 shares of the common stock of the Company (the “Options”) to Dr. Bell. The Options are exercisable in full upon grant and have an exercise price equal to $1.22 per share, the closing selling price per share of common stock on the Nasdaq Capital Market on April 27, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDEAL POWER INC.

Date: May 1, 2018	By:	/s/ Timothy Burns
Timothy Burns
Chief Financial Officer